Exhibit (h)(1)(iv)

Highland Funds I

200 Crescent Court, Suite 700

Dallas, Texas 75201

June 5, 2017

Highland Capital Management Fund Advisors, L.P.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Re:	Notice of Termination

Reference is made to that certain Administration Services Agreement, dated as of December 4, 2006, as amended (the “Agreement”), by and between Highland Capital Management Fund Advisors, L.P., a Delaware limited partnership (the “Highland”) and Highland Funds I, a Delaware statutory trust (the “Trust”), on behalf of its series Highland Merger Arbitrage Fund (the “Fund”).

Pursuant to Section 15 of the Agreement, the Trust hereby provides Highland with written notice of the intention of the Board of Trustees of the Trust to terminate the Agreement on behalf of the Fund. Exhibit A to the Agreement shall be deleted and replaced in its entirety with Exhibit A attached hereto, effective as of the date set forth above.

By accepting and agreeing to this notice of termination, Highland hereby waives the provision of Section 15 of the Agreement that requires the Trust to provide such notice to Highland at least 60 days prior to the Trust’s intended termination date.

[Signature Page Follows]

HIGHLAND FUNDS I, ON BEHALF OF ITS SERIES, HIGHLAND MERGER ARBITRAGE FUND

By:	/s/ Dustin Norris
Name:	Dustin Norris
Title:	Assistant Secretary

Accepted and Agreed, as of the date first written above

HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P. BY: STRAND ADVISORS XVI, INC., ITS GENERAL PARTNER

By:	/s/ Frank Waterhouse
Name:	Frank Waterhouse
Title:	Treasurer

EXHIBIT A

(revised June 5, 2017)

Portfolio	Administrative Fee
Highland Long/Short Equity Fund	0.20%
Highland Long/Short Healthcare Fund	0.20%
Highland Floating Rate Opportunities	0.20%